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EXHIBIT 99.1

E.SPIRE COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
YEAR TO DATE -   SEPTEMBER 30, 2001 (UNAUDITED)
($'S IN THOUSANDS)

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
                                      Networks Placed    Networks Placed   Networks Placed    Networks Placed    Networks Placed
                                        in Service         in Service        in Service         in Service         in Service
                                     Prior to 12/31/95     During 1996       During 1997        During 1998        During 1999
                                     -----------------   ---------------   ---------------    ---------------    ---------------
Property, Plant & Equipment            $   210,991        $   161,900       $   213,316        $    89,041        $    93,540

Revenues                               $    49,313        $    41,842       $    48,068        $    12,905        $     9,243

EBITDA                                 $    16,857        $    15,213       $    11,949        $    (4,557)       $    (6,276)

EBIT                                   $      (565)       $     1,670       $    (5,843)       $   (11,914)       $   (14,004)

Network Statistics (cumulative)
         Access Lines Installed             78,884             64,517           105,249             34,889             19,516
         Fiber Miles                        52,576             39,389            42,980             28,769             14,780
         Route Miles                           767                487               392                153                330
         Buildings Connected                 2,489              1,377             2,162                870                157
         Voice Grade Equivalents         1,119,685            838,864           934,503            127,141            122,275
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